Exhibit 23.3
Data & Consulting Services
Division of Schlumberger Technology Corporation

1310 Commerce Drive Park Ridge 1 Pittsburgh, PA 15275-1011
Tel. 412-787-5403
Fax: 412-787-2906
16 February 2007
Jay Hammond
Assistant General Counsel
CNX Gas Corporation
4000 Brownsville Road
South Park, Pennsylvania 15129
Dear Mr. Hammond:
Re: Consent of Data & Consulting Services Division of Schlumberger Technology Corporation
As independent petroleum engineers, we hereby consent to (a) the use of our reserve reports relating to the proved reserves of gas and oil (including coalbed methane) of CNX Gas Corporation (and/or its predecessor(s) in interest) as of December 31, 2006, 2005, 2004, 2003 and 2002 and as of March 31, 2005, and (b) the references to us as experts, in each case, in (x) CNX Gas Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006, and (y) all of CNX Gas Corporation’s current and future registration statements filed with the U.S. Securities and Exchange Commission, including all pre-effective and post-effective amendments thereto including by incorporation by reference, including without limitation, CNX Gas Corporation’s Registration Statement on Form S-8 (file no. 333-131497} and CNX Gas Corporation’s Registration Statement on Form S-1 (file no. 333-127483).
We further wish to advise that we are not employed on a contingent basis and that at the time of the preparation of our report, as well as at present, neither Data & Consulting Services Division of Schlumberger Technology Corporation nor any of its employees had, or now has, a substantial interest in CNX Gas Corporation or any of its subsidiaries, as a holder of its securities, promoter, underwriter, voting trustee, director, officer or employee.
Sincerely,
/s/ Charles M. Boyer II

Charles M. Boyer II, PG
Operations Manager, Pittsburgh Consulting Services
Data & Consulting Services Division of
Schlumberger Technology Corporation